     As filed with the Securities and Exchange Commission on August 15, 2001

                                                    Registration No. 333-_______


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    --------

                            FIRST HEALTH GROUP CORP.

             (Exact name of Registrant as specified in its charter)

                                    --------

          DELAWARE                                        36-3307583

(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                      Identification No.)


                              3200 HIGHLAND AVENUE
                          DOWNERS GROVE, ILLINOIS 60515
                                 (630) 737-7900

               (Address, including zip code, and telephone number,
            including area code, of Registrant's executive offices)

                                    --------

                 FIRST HEALTH GROUP CORP. 2001 STOCK OPTION PLAN

                            (Full title of the plan)


                              BANSARI M. SHAH, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60602
                                 (312) 269-8000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    --------

                         CALCULATION OF REGISTRATION FEE

    ----------------------------------------------------------------------------------------------------------------

                                                       PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF SECURITIES TO BE          AMOUNT           OFFERING PRICE        AGGREGATE OFFERING        AMOUNT OF
            REGISTERED          TO BE REGISTERED (1)     PER SHARE (2)             PRICE (2)        REGISTRATION FEE
    ----------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par          5,000,000
    value                              shares               $26.29             $131,450,000.00          $32,863.00
    ----------------------------------------------------------------------------------------------------------------

(1) Adjusted to reflect the Registrant's 2-for-1 Common Stock split paid on June 25, 2001. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover such additional shares as may hereinafter be offered or issued from future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on August 9, 2001.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents are incorporated into this Registration Statement by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

         4. The Company's Current Report on Form 8-K, dated May 21, 2001.

         5. The description of the Company's Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (No. 0-15846) filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any reports or amendments to the foregoing filed with the Securities and Exchange Commission for the purpose of updating such description.

         6. All documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and before the Company files a post-effective amendment hereto which indicates that all shares of Common Stock being offered pursuant to this Registration Statement have been sold or which deregisters all shares of Common Stock then remaining unsold.

ITEM 4. DESCRIPTION OF SECURITIES

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Certain partners of and attorneys associated with Neal, Gerber & Eisenberg own shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law empowers the
Company to indemnify officers and directors in certain instances. Article Seventh, Section 2 of the Restated Certificate of Incorporation of the Company provides as follows: "The directors, as well as the officers, employees and agents of the Company shall be indemnified by the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended." As a consequence, directors of the Company will be insulated from liability for monetary damages for breach of fiduciary duty as a director, including monetary liabilities for negligent or grossly negligent business decisions, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit. The exculpation provided with respect to liability by the foregoing is effective for actions taken after April 16, 1987.

         The By-Laws of the Company contain provisions whereby the Company will indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against such persons as a result of their relationship with the Company, provided that it is determined that such persons acted in accordance with a stated standard of conduct in connection with the acts or events upon which such claim, action or suit is based. Such discrimination will be made either by quorum of disinterested directors, if available, or by independent legal counsel in a written opinion, or by the vote of the Company's stockholders. The finding of either criminal or civil liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

         The Company has purchased for the benefit of its officers and directors an insurance policy, whereby the insurance company agrees, among other things, to make payment to the Company in the event any such officer or director becomes legally obligated to make a payment in connection with an alleged wrongful act. Wrongful acts means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by an officer or director of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not Applicable.

ITEM 8. EXHIBITS

Exhibit
Number          Description of Document
-------         -----------------------
4               First Health Group Corp. 2001  Stock Option Plan

5               Opinion of Neal, Gerber & Eisenberg

23.1            Consent of Deloitte & Touche LLP

23.2 Consent of Neal, Gerber & Eisenberg (included in Exhibit 5 to this Registration Statement)

24 Power of Attorney (included as part of the signature page of this Registration Statement)

ITEM 9. UNDERTAKINGS

         The undersigned hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each post-effective amendment to this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. To deliver or cause to be delivered with the prospectus, to each employee to whom the prospectus is sent or given, a copy of the Company's annual report to stockholders for its last fiscal year, unless such employee has otherwise received a copy of such report, in which case the Company shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on the written request of the employee. If the last fiscal year of the Company has ended within 120 days prior to the use of the prospectus, the annual report of the Company for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to such employee.

         6. To transmit or cause to be transmitted to all employees participating in the plan who do not otherwise receive such material as stockholders of the Company, at the time and in the manner as such material is sent to its stockholders, copies of all reports, proxy statement and other communications distributed to its stockholders generally.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company, the By-Laws of the Company or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Downers Grove, State of Illinois on the 10th day of August, 2001.

                                           FIRST HEALTH GROUP CORP.
                                           (Registrant)


                                           By: /s/ James C. Smith
                                               ---------------------------------
                                               James C. Smith,
                                               Chairman of the Board and Chief
                                               Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Joseph E. Whitters and Edward L. Wristen, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 10th day of August, 2001.

           Signature                 Title
           ---------                 -----

/s/ James C. Smith                   Chairman of the Board and
-------------------------------      Chief Executive Officer
James C. Smith                       (Principal Executive Officer)

/s/ Joseph E. Whitters               Vice President, Finance and
-------------------------------      Chief Financial Officer
Joseph E. Whitters                   (Principal Accounting and
                                     Principal Financial Officer)

/s/ Michael J. Boskin, Ph. D.        Director
-------------------------------
Michael J. Boskin, Ph. D.

                                     Director
-------------------------------
Daniel S. Brunner

/s/ Robert S. Colman                 Director
-------------------------------
Robert S. Colman

/s/ Ronald H. Galowich               Director
-------------------------------
Ronald H. Galowich

/s/ Harold S. Handelsman             Director
-------------------------------
Harold S. Handelsman

/s/ Don Logan                        Director
-------------------------------
Don Logan

/s/ Thomas J. Pritzker               Director
-------------------------------
Thomas J. Pritzker

/s/ David E. Simon                   Director
-------------------------------
David E. Simon

/s/ Edward L. Wristen                Director
-------------------------------
Edward L. Wristen